Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction

JP (HK) Limited	Hong Kong
JAKKS Pacific (HK) Limited	Hong Kong
Kidz Biz Limited	United Kingdom
Kidz Big Far East Limited	Hong Kong
J-X Enterprises, Inc.	New York
JAKKS Acquisition Corp.	Delaware
Road Champs, Inc.	Delaware
Road Champs, Ltd.	Hong Kong
Pentech International Inc.	Delaware
Pentech Cosmetics, Inc.	Delaware
Sawdust Pencil Co.	Delaware
Pentech Mon Ami, Inc.	Delaware
Berk Corporation	California
Flying Colors Toys, Inc.	Michigan
Flying Colors Toys (HK) Ltd.	Hong Kong
JP Ferrero Parkway, Inc.	California
JP/T11 Acquisition Corp.	Delaware
Toymax International, Inc.	Delaware
Toymax Inc.	New York
Toymax (H.K.) Limited	Hong Kong
Funnoodle, Inc. Delaware Funnoodle, (H.K.) Limited	Hong Kong
Go Fly A Kite, Inc.	Delaware
Go Fly A Kite (H.K.) Limited	Hong Kong
Maxverse Interactive, Inc.	Nevada
Webgadgits, Inc.	Delaware
Kenmax Limited	Hong Kong

      All subsidiaries conduct business under their respective corporate names.